Exhibit 4.4

                          Winterstone Management, Inc.
                              10911 Petal Street
                                  Suite 105
                             Dallas, Texas 75238
                                (214) 503-0146
                              Fax (214) 503-8607
 October 9, 1998


 Mr. Ed Stefanko
 Performance Interconnect Corp
 1101 Pamela Dr.
 Euless, TX 76040

 Dear Mr. Stefanko:

 Pursuant to the Letter of Intent dated August 28, 1998, principal and accrued interest as of April 30, 1998 on the following notes shall be converted to Preferred Stock:


 1.   Winterstone Management Inc.        $  600,000
 2.   Associates Funding Group Inc.         100,000
 3.   BC&Q Corp                           1,000,000
 4.   Touchstone Enterprises Inc.           630,000
                                          ---------
                                         $2,330,000
                                          =========

 Preferred shares shall be designated as "Series A Preferred Stock" pursuant to the attached "Description of Series A Preferred Stock" and, subject to the terms of the August 28, 1998 Letter of Intent, shall be issued as follows:


 BC&Q Corp                                    1,724
 Winterstone Management Inc.                     84
 Associates Funding Group                        14
 Touchstone Enterprises Inc.                    630
                                              -----
                                              2,452
                                              =====


 The shares and debt shall be treated as if the shares had been issued April 30, 1998.

                                              Winterstone Management Inc.

                                              /s/
                                              --------------------------
                                              D. Ronald Allen, President

 Mr. Ed Stefanko October 9, 1998

                                              Associates Funding Group Inc.

                                              /s/
                                              --------------------------
                                              D. Ronald Allen, President



                                              BC&Q Corp.

                                              /s/
                                              --------------------------
                                              D. Ronald Allen, President



                                              Touchstone Enterprises Inc.

                                              /s/
                                              --------------------------
                                              D. Ronald Allen, President



                                              Performance Interconnect Inc.

                                              /s/
                                              --------------------------
                                              Ed Stefanko, President

                   DESCRIPTION OF SERIES A PREFERRED STOCK
                   ---------------------------------------

 Designation of Series A Preferred
 ---------------------------------

      Pursuant to the authority expressly granted to and vested in the Board of Directors of this Corporation in accordance with the provisions of its Articles at Incorporation, a series of Preferred Stock, with a par value of $10.00 per share. of the Corporation be end hereby is established and given the distinctive designation of "Series A Preferred Stock, $10.00 par value" (the Series A Preferred). This Series is to consist of 3000 shares; of which the rights and preferences and relative participating. optional or other special rights, and the qualifications, limitations or restrictions of such rights and preferences shall be as follows

      1. Dividends. The holders of Series A Preferred shall be entitled to receive when and as declared by the Board of Directors out of the funds of the Corporation, legally available therefor, and the Corporation shall be bound to pay thereon, payable in cash only, from said proceeds, at the annual rate of six percent (6%) of the liquidation value per annum per share of Series A Preferred. Such dividends shall be paid in preference to the holders of any other class of capital stock, or series thereon. Such dividends shall commence to accrue on the date any shares of the Series A Preferred are first issued and become outstanding and shall be available to holders of record on the record date as fixed by the board of directors of the Corporation. Such dividends shall be cumulative, so that if at anytime, dividends upon the outstanding Series A Preferred shall not have been paid or declared and a sum sufficient for the payment thereof set apart for such Description of payment, the amount of the deficiency shall accrue and shall bear dividends at the annual rate of six percent (6%) per annum and the aggregate deficiency shall be fully paid, or dividends in such amount declared and a sum sufficient for the payment thereof set apart for such payment, for all prior periods before any sum or sums shall be paid or set aside as dividends for any other class, or series thereof, of capital stock of the corporation. If the dividend on the Series A Preferred for any dividend period shall not have been paid or set apart in full, no asset which is by law available for the payment of dividends shall be paid or set aside for the purchase or redemption of any class of capital stock, or any series thereof, of the corporation.

      2. Voting Rights. The Series A Preferred shall not have the right to vote on any or all matters that the holders of Common Stock are entitled to vote on.

      3.   Redemption.

           a. Subject to the other provisions of this Paragraph 3 and applicable law, the corporation shall have the right, but not the obligation, to redeem the Series A Preferred at any time at a price equal to the liquidation value.

                 i. If any such notice of redemption shall have been duly given or if the Corporation shall have granted to a bank or trust company an irrevocable written authorization promptly to give or complete such notice and pay all amounts due to holders of shares (as evidenced by a list of holders of such shares certified by the president or a vice president and by the secretary or an assistant secretary of the Corporation) called for redemption and if, on or before the redemption date specified therein, all funds necessary for such redemption (including an amount equal to the accumulated and unpaid dividends thereon to the date fixed for redemption) shall have been deposited by the Corporation with such bank or trust company designated in such notice, in trust for the pro rata benefit of the holders of the shares so called for redemption, then, notwithstanding that any certificate for shares so called for redemption shall not have been surrendered for cancellation, from and after the time of such deposit (or from and after the redemption date if such notice shall fail to state the holders of the shares called for redemption may receive their Redemption Price at any time after such deposit), all shares with respect to which such deposit shall have been made shall no longer be deemed to be outstanding and all rights with respect to such shares shall cease and terminate, except for the right of the holders of the certificates, upon surrender thereof, to receive the Redemption Price out of the funds so deposited, without interest. Any interest accrued on such funds shall be paid to the Corporation from time to time.

           b. The Corporation has assigned a secured interest and a perfected lien position on all assets of the corporation in order to secure the redemption of the Series A Preferred Stock. This security interest is not subordinated to any other class or series of stock.

           c. If the Corporation shall fail to redeem the Series A Preferred as set forth in Paragraph 3 herein, the holder of the Series A Preferred Stock shall have a right to notify the Corporation of its intent to foreclose on its security interest in the assets after the notice time period legally required by the appropriate jurisdiction for the asset classification intended to be foreclosed. Proceeds remaining after the foreclosure sale and related expenses (including attorney's fees) shall be distributed to the holders of the Series A Preferred Stock pro-rata in accordance with the number of shares held by each. After payment in full to the holders of Series A Preferred of the amount distributable to them as herein provided, the excess, if any, shall be remitted to the corporation.

           d. Any shares of Series A Preferred redeemed, purchased or otherwise acquired by the Corporation shall be deemed canceled and may thereafter be reissued as Series A Preferred or any other series of Preferred Stock at a par value set by the Board of Directors.

      4.   Conversion   No holder of Series A Preferred  shall have the right
 to convert the shares of Series A Preferred held by such holder into fully paid and nonassessable shares of Common Stock of the Corporation.

      5.  Priority in Event of Dissolution and Liquidation or Sale of Assets.

           a. Subject to the remaining provision of this Paragraph 5, in the event of any sale of all or substantially all of the assets of the Corporation or any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or otherwise (a "Liquidating Event"), after payment or provision for payment of the debts and other liabilities of the corporation, the holders of Series A Preferred shall be entitled to receive, out of the remaining net assets of the Corporation, an amount equal to $2,000.00 in cash, plus all accumulated but unpaid dividends (the "Liquidation Value"), for each outstanding share of Series A Preferred, before any distribution or payment shall be made to the holders of Common Stock of the corporation. Upon the occurrence of any Liquidating Event, and after payment or provisions for payment of the debts and other liabilities of the Corporation, if the assets of the Corporation available for distribution to shareholders shall be insufficient to permit the payment to the holders of Series A Preferred of an amount equal to the Liquidation Value per share, then. all the remaining assets of the Corporation shall be distributed ratably among the holders of Series A Preferred then outstanding according to the number of shares held by each. After payment in full to the holders of Series A. Preferred of the amount distributable to them as herein provided, the holders of any other junior capital stock shall be entitled, to the exclusion of the holders of Series A Preferred, to share ratably in the remaining assets of the Corporation in accordance with their respective rights.

           b. Neither the consolidation nor merger of the corporation with or into any other corporation shall be deemed to be a sale of all or substantially all of the assets of the Corporation or a liquidation, dissolution or winding up of the affairs of the Corporation. whether voluntary or otherwise, within the meaning of this Paragraph 5.

           c. No provision of this Paragraph 5 shall in any manner, prior to any sale of all or substantially all of the assets of the corporation or any liquidation, dissolution or winding up df the affairs of the Corporation, whether voluntary or otherwise create or be considered or deemed to create any restriction upon the surplus of the Corporation or prohibit the payment of dividends on the capital stock of the corporation out of the funds of the Corporation legally available therefor, nor shall any such restriction or prohibition be in any manner implied from the provisions of this Paragraph 5.

      6. Shareholders Agreement. The Series A Preferred Shareholders shall notify the Corporation of any proposed transfer of the Series A Preferred stock and shall give the Corporation a right of first refusal on a proposed transfer of the Series A Preferred.

           a. Notice of transfer of Series A Preferred shall be given by mailing such notice not less than twenty (20) nor more than fifty (50) days prior to the date fixed for such proposed transfer to the
      Corporation  of  shares  of  Series A Preferred to be  so  transferred, by first class mail, postage prepaid. If less than all of the outstanding Series A Preferred is to be transferred, the redemption may be made pro rata, by lot or in such other equitable manner as may be prescribed by resolution of the Board of directors.

                 i. Subject to the foregoing and to the provisions contained in this Paragraph 6, the Board of directors shall have full power and authority to prescribe the terms and conditions upon which Series A Preferred shall be transferred from time to time.